UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 31, 2007
Date of Earliest Event Reported: May 31, 2007

Quest Group International, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-26694	87-0681500
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

967 W. Center, Orem, Utah 84057		84057
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (801) 765-1301

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

Pursuant to a Securities Purchase Agreement effective May 30, 2007, Quest Group International, Inc. (the “Company”) issued and sold to the Baradaran Revocable Trust 500,000 shares of common stock for $0.50 per share, for an aggregate purchase price of $250,000.

ITEM 3.02	Unregistered Sales of Equity Securities.

On May 30, 2007, in connection with the private placement previously described in the Form 8-K filed by the Company on May 22, 2007 and pursuant to a Securities Purchase Agreement between the Company and the Baradaran Revocable Trust, the Company issued to the Baradaran Revocable Trust 500,000 shares of common stock at $0.50 per share for an aggregate purchase price of $250,000. The issuance of the shares was exempt from registration under the Securities Act of 1933, pursuant of Section 4(2) of that Act as a transaction not involving a public offering. The Company did not use any general solicitation or general advertising in connection with the sale. The Baradaran Revocable Trust represented that it was acquiring the shares for investment purposes only and the Company placed appropriate restrictions on transfer on the shares issued.

ITEM 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Resignation

On May 31, 2007, Mathew Evans resigned his position as sole officer of the Company. Mr. Evans remains a member of the Company’s Board of Directors (the “Board”) until the expiration of the 10-day period in accordance with the Schedule 14F-1 filed by the Company on June 1, 2007.

Appointment of Officers

Harin Padma-Nathan was appointed by the Board to serve as the Company’s Chief Executive Officer on May 31, 2007. Dr. Padma-Nathan has been Chief Scientific Officer at Insyght Interactive, a medical communications company, since 2004. Dr. Padma-Nathan has been a Clinical Professor of Urology at the Keck School of Medicine of the University of Southern California since 1995, and has also been involved in numerous clinical research studies from 1994 to 2006, including erectile dysfunction (Principal Investigator for Viagra as well as other compounds listed in CV), Hypertension, BPH, Incontinence, Coronary Artery Disease, Female sexual Dysfunction, and Prostate Cancer. His publications include two in the New England Journal of Medicine.

Kurt Brendlinger was appointed by the Board to serve as the Company’s Chairman of the Board and Chief Financial Officer. Mr. Brendlinger has been the Managing Director of Aaron Fleck & Associates, LLC, a registered investment advisor where he is responsible for deal sourcing, capital raising, venture capital and private equity investments and asset management, since July 2004. From January 2002 to June 2004, Mr. Brendlinger was Chief Executive Officer and President of Rainmakers, Inc., an internet marketing services company for the entertainment industry and currently serves as its Chief Executive Officer. Since June 2005, Mr. Brendlinger has been the Chief Financial Officer and a director of Santa Monica Media Corporation (AMEX.MEJ), a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset or stock acquisition or other similar business combination with an operating business in the communications, media, gaming and/or entertainment industries. Since October 2006, Mr. Brendlinger has been the Secretary and a director of Pro Elite, Inc. (PETE.PK), a company that conducts a mixed martial arts business both live and on line.

Sharyar Baradaran was appointed by the Board to serve as the Company’s Secretary. Dr. Baradaran has served as Chief Executive Officer and chairman of BaradaranVentures, a privately held investment fund located in Los Angeles, California since January 2001. Since November 2003, Mr. Baradaran has served on the board of directors of InnerWorkings Inc., a leading provider of print and related procurement services. Mr. Baradaran has served on the board of directors of Rainmakers, Inc., an Internet marketing services company for the entertainment industry from November 2002 until the present, on the board of directors of MOTA Inc., an Internet-based, used-vehicle remarketing solution for institutional sellers' off-lease vehicle portfolios from September 2005 until the present, and on the board of directors of ISENSIX, Inc, a provider of hospital-safe remote proprietary wireless and web based systems, from August, 2006 to the present. Mr. Baradaran has been engaged as a consultant and on the advisory board of Echo Global Logistics Inc., a transportation management firm providing superior cost savings technology and services for companies ranging from small enterprises to the Fortune 100, from August 2005 until the present. From June 2002 until December 2004, Mr. Baradaran served on the advisory board of ISENSIX Inc., a propriety wireless and web-based system providing safety/quality management solutions for vital systems in hospital, blood bank, and clinical laboratories. Mr. Baradaran also served on the advisory board of KIYON Inc., a provider of autonomic mesh networking products, technology and services for wireless and wired markets, from December 2003 until September 2005.

There are no family relationships among our directors, executive officers or persons nominated or chosen to become directors.

Transactions with Related Persons

Mr. Brendlinger holds a 1/3 membership interest in Santa Monica Capital Partners, LLC, a California limited liability company (“SMCP”), through E’s Holdings, Inc., a California corporation. SMCP was retained by the Company to provide consulting services relating to strategic planning, investor relations and corporate governance for a monthly fee of $30,000 for a six-month period from May 1, 2007 to October 31, 2007, for an aggregate fee of $180,000. The consulting agreement has a provision providing for automatic extensions at the end of each 6-month term, unless either party provides 30-day written notice stating that such party does not wish to extend the consulting agreement prior to end of such term.

Mr. Baradaran is a trustee of the Baradaran Revocable Trust. See Item 3.02 for a description of the transaction, which is incorporated herein by this reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 5, 2007	QUEST GROUP INTERNATIONAL, INC. By: /s/ Dr. Harin Padma-Nathan Dr. Harin Padma-Nathan, Chief Executive Officer